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EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation
Impac Funding Corporation	California
IMH Assets Corp.	California
Integrated Real Estate Service Corporation(1)	Maryland

(1)
IRES owns 100% of Excel Mortgage Servicing, Inc, a California corporation, which owns 78.5% of AmeriHome Mortgage Corp, a Michigan corporation.

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  EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT